United States
Securities and Exchange Commission
Washington, D.C. 20549
_______________________________
FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 7, 2006

Chesapeake Utilities Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-11590	51-0064146
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

909 Silver Lake Boulevard, Dover, Delaware  19904
(Address of principal executive offices)      (Zip Code)

(302) 734-6799
(Registrant's telephone number, including area code)

_______________________________________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Compensatory Arrangements of Certain Officers.

On December 7, 2006, the Board of Directors of Chesapeake Utilities Corporation (the “Company”) amended the Company’s Executive Deferral Program to enable the Company’s non-employee directors to defer all or a portion of their meeting fees and annual retainers, thereby deferring the tax consequences. Previously, the Executive Deferral Program allowed only key managers of the Company to defer cash bonuses and stock awards, thereby deferring the tax consequences. The distribution and investment options remain unchanged. All participants of the amended Executive Deferral Program are subject to the applicable provisions set forth therein. As a result of this amendment, the Executive Deferral Program was renamed to the Deferred Compensation Program to encompass all participants in the program.

A copy of the Deferred Compensation Program, as amended, is attached to this Current Report on Form 8-K as Exhibit 10 and is incorporated by reference herein.

Item 5.05. Amendments to the Registrant’s Code of Ethics.

On December 7, 2006, the Board of Directors of the Company amended the Company’s Business Code of Ethics and Conduct which applies to its directors, officers, and employees. The amendments provide clarification to existing language and supplement existing language to better align it with the Company’s current practices. The amendments also expand the definition of “family member” to include any person (other than a tenant or employee) sharing the household of a director, nominee for director, or executive officer, thereby making it consistent with changes recently adopted by the Securities and Exchange Commission.

A complete copy of the Business Code of Ethics and Conduct, as amended, is available on the Company’s website at www.chpk.com and is also available in print to any shareholder upon request.

Item 9.01. Exhibits.

Exhibit 10 — Chesapeake Utilities Corporation’s Deferred Compensation Program (as amended and restated as of December 7, 2006).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Chesapeake Utilities Corporation

/s/ Michael P. McMasters
—————————————
Michael P. McMasters
Senior Vice President and Chief Financial Officer

Date: December 13, 2006